Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666    FAX: 440/632-1700

www.middlefieldbank.bank

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Reports 2018 First Quarter Financial Results

MIDDLEFIELD, OHIO, April 19, 2018 ◆◆◆◆ Middlefield Banc Corp. (NASDAQ: MBCN) today reported financial results for the 2018 first quarter ended March 31, 2018.

2018 First Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	Net income increased 24.0% to $2.6 million

•	Earnings per diluted share increased 2.6% to $0.80 per share, which includes a 20.3% increase in the average number of diluted shares outstanding

•	Return on average equity was 8.73% for the quarter ended March 31, 2018, up from 7.72% for the quarter ended December 31, 2017

•	Return on average tangible common equity(1) was 10.23% for the quarter ended March 31, 2018, up from 9.05% for the quarter ended December 31, 2017

•	Total loans increased 11.4% to $932.4 million, and were up 1.0% from the 2017 fourth quarter

•	Net interest income improved 13.1% to $9.9 million

•	Noninterest expenses up only 1.0%

•	Equity to assets was 10.86%, compared to 9.29%

“The 2018 first quarter reflects our optimism toward both the near- and long-term outlook of the bank. Throughout the operation there was a high level of activity as we continued investments required to support Middlefield’s impressive growth that has occurred over the past several years,” stated Thomas G. Caldwell, President and Chief Executive Officer. “During the quarter, Middlefield invested in its team as we added seasoned commercial lenders to our Beachwood and Mentor markets. In addition, to achieve continued loan growth, we proactively increased our level of deposits, which grew 11.4% in the first quarter, compared with the same period a year ago.

“We are excited about breaking ground on our fourth branch in Central Ohio, which will be in Powell and is expected to open late summer 2018. As this and other investments begin to produce returns, we expect profitability and overall activity to increase as 2018 progresses.”

Net income for the 2018 first quarter was $2.6 million, or $0.80 per diluted share, compared to net income for the 2017 first quarter of $2.1 million, or $0.78 per diluted share.

Annualized returns on average equity (“ROE”) and average assets (“ROA”) were 8.73% and 0.94%, respectively, for the 2018 first quarter, compared with 8.73% and 0.84% for the same period last year.

Return on average tangible common equity(1) was 10.23% for the 2018 first quarter, compared with 10.49% for the 2017 first quarter.

Income Statement

Net interest income for the 2018 first quarter was $9.9 million, compared to nearly $8.8 million for the 2017 first quarter. The 13.1% increase in net interest income for the 2018 first quarter was primarily a result of a 20.4% increase in interest and fees on loans. The net interest margin for the 2018 first quarter was 3.82%, compared to 3.84% for the same period of 2017.

Noninterest income for the 2018 first quarter was $786,000, compared to $1.5 million for the same period last year. The 48.0% decline in noninterest income was primarily due to a reduction in investment securities gains and lower gains on the sale of loans primarily due to the company’s decision to stop selling student loans.

Noninterest expense for the 2018 first quarter was $7.3 million, an increase of approximately $78,000 from the 2017 first quarter. The one-time bonus payment made to all employees during the 2018 first quarter impacted noninterest expense by $190,000. Noninterest expense for the 2017 first quarter included $387,000 of additional operating expenses as a result of the Liberty acquisition that did not repeat in the 2018 first quarter.

“Asset quality remains strong despite the significant increase in assets resulting from year-over-year organic loan growth,” said Donald L. Stacy, Chief Financial Officer. “Over the past 12 months, we added nearly $96.7 million of new deposits, which, combined with higher rates on deposits, increased our deposit interest expense by $515,000. Loans to deposits was 98.7% at March 31, 2018 and March 31, 2017, respectively, and 105.1% at December 31, 2017. In addition, profitability during the 2018 first quarter was impacted by our decision to end our student loan program due to our former partner changing the structure of the program, which we believe increased our risk. As a result, gains on the sale of loans declined $230,000. Our net interest margin declined to 3.82% from 3.84% last year as a result of our cost of funds slightly outpacing the increase in the yield on earning assets. Nonperforming loans increased to $17.8 million, primarily due to one loan now classified as a troubled debt. We believe operating leverage will improve during 2018 as the investments made over the past three months start to produce returns.”

Balance Sheet

Total assets at March 31, 2018, increased 3.5% to $1.1 billion, compared to March 31, 2017. Net loans at March 31, 2018, increased 11.4% to $924.8 million, compared to $830.4 million at March 31, 2017. The year-over-year improvement in net loans was primarily a result of a 13.6% increase in commercial mortgage loans, a 5.4% increase in residential mortgage loans, an 8.8% increase in commercial and industrial loans, a 66.5% increase in real estate construction loans, partially offset by an 11.1% decline in consumer installment loans.

Total deposits at March 31, 2018, was $944.6 million, compared to $847.9 million at March 31, 2017. The 11.4% increase in deposits was a result of higher noninterest-bearing demand, savings, and time deposits, offset by lower money market deposits. During the first quarter, the company proactively grew deposits to reduce borrowings and support continued loan growth. The investment portfolio, classified as available for sale, was $91.3 million at March 31, 2018, compared with $110.5 million at March 31, 2017.

Stockholders’ Equity and Dividends

At the end of the 2018 first quarter, shareholders’ equity increased 21% to $120.2 million compared to $99.3 million at March 31, 2017. On a per share basis, shareholders’ equity at March 31, 2018, was $37.28 compared to $35.42 at the same period last year. Tangible stockholders’ equity(1) increased 27.0% to $102.4 million for the 2018 first quarter, compared to $80.6 million at March 31, 2017. On a per-share basis, tangible stockholders’ equity(1) was $31.78 at March 31, 2018, compared to $28.76 at March 31, 2017.

During the 2018 first quarter, the company paid cash dividends of $0.33 per share, which included a special one-time payment of $0.05 per share. This total dividend represented a payout ratio of 40.8%.

At March 31, 2018, the company had an equity to assets leverage ratio of 10.86%, compared to 9.29% at March 31, 2017.

Asset Quality

The provision for loan losses was $210,000 for the 2018 first quarter, compared to $165,000 for the same period a year ago. Nonperforming assets at March 31, 2018, were $18.0 million, compared to $13.7 million at March 31, 2017. The Company reported net recoveries of $151,000, or 0.06% of average loans, annualized during the 2018 first quarter, compared to net charge offs of $43,000, or 0.02% of average loans, annualized at March 31, 2017. The allowance for loan losses at March 31, 2018, stood at $7.6 million, or 0.81% of total loans, compared to $6.7 million or 0.80% of total loans at March 31, 2017.

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets of $1.1 billion at March 31, 2018. The bank operates 14 full-service banking centers and an LPL Financial® brokerage office serving Beachwood, Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, Solon, Sunbury, Twinsburg, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio. Additional information is available at www.middlefieldbank.bank.

(1)	This press release includes disclosure of Middlefield Banc Corp.’s tangible book value per share and return on average tangible equity, which are financial measures not prepared in accordance with generally accepted accounting principles in the United States (GAAP). A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by GAAP. Middlefield Banc Corp. believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and Middlefield Banc Corp.’s marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP. The reconciliations of non-GAAP financial measures are included in the tables following Consolidated Financial Highlights below.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

(Dollar amounts in thousands)

(2018 unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
Balance Sheets (period end)	2018	2017	2017	2017	2017
ASSETS
Cash and due from banks	$33,258	$39,886	$47,731	$37,971	$61,364
Federal funds sold	—	—	1,200	1,600	1,000

Cash and cash equivalents	33,258	39,886	48,931	39,571	62,364
Investment securities available for sale, at fair value	91,262	95,283	98,334	104,951	110,452
Equity securities	643	—	—	—	—
Loans held for sale	937	463	5,930	9,791	9,462
Loans	932,374	923,213	878,541	867,864	837,158
Less allowance for loan and lease losses	7,551	7,190	6,852	6,605	6,720

Net loans	924,823	916,023	871,689	861,259	830,438
Premises and equipment, net	12,225	11,853	11,768	11,511	11,481
Goodwill	15,071	15,071	15,299	15,435	15,646
Core deposit intangibles	2,658	2,749	2,848	2,948	3,051
Bank-owned life insurance	15,764	15,652	15,542	15,432	15,334
Other real estate owned	212	212	557	650	1,634
Accrued interest receivable and other assets	9,911	9,144	9,928	9,528	9,605

TOTAL ASSETS	$1,106,764	$1,106,336	$1,080,826	$1,071,076	$1,069,467

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
LIABILITIES
Deposits:
Noninterest-bearing demand	$194,203	$192,438	$181,550	$172,199	$162,614
Interest-bearing demand	96,659	83,990	91,184	87,084	94,605
Money market	149,359	150,277	161,101	160,858	162,843
Savings	221,851	208,502	212,371	181,259	183,845
Time	282,501	242,987	251,449	245,383	243,944

Total deposits	944,573	878,194	897,655	846,783	847,851
Short-term borrowings	18,671	74,707	20,274	63,388	76,213
Other borrowings	19,028	29,065	39,273	39,346	39,388
Accrued interest payable and other liabilities	4,340	4,507	5,130	4,357	6,700

TOTAL LIABILITIES	986,612	986,473	962,332	953,874	970,152

STOCKHOLDERS’ EQUITY
Common equity	85,116	84,859	84,722	84,587	69,123
Retained earnings	48,927	47,431	45,913	44,318	42,678
Accumulated other comprehensive (loss) income	(373)	1,091	1,377	1,815	1,032
Treasury stock	(13,518)	(13,518)	(13,518)	(13,518)	(13,518)

TOTAL STOCKHOLDERS’ EQUITY	120,152	119,863	118,494	117,202	99,315

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,106,764	$1,106,336	$1,080,826	$1,071,076	$1,069,467

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

(Dollar amounts in thousands)

(2018 unaudited)

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Statements of Income	2018	2017	2017	2017	2017
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$11,054	$10,696	$10,443	$9,916	$9,180
Interest-bearing deposits in other institutions	119	80	107	92	49
Federal funds sold	14	6	5	1	3
Investment securities:
Taxable interest	169	162	159	223	218
Tax-exempt interest	525	560	579	630	637
Dividends on stock	59	60	37	40	112

Total interest and dividend income	11,940	11,564	11,330	10,902	10,199

INTEREST EXPENSE
Deposits	1,640	1,530	1,468	1,227	1,125
Short-term borrowings	276	101	202	273	177
Other borrowings	122	131	148	125	140

Total interest expense	2,038	1,762	1,818	1,625	1,442

NET INTEREST INCOME	9,902	9,802	9,512	9,277	8,757

Provision for loan losses	210	430	280	170	165

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	9,692	9,372	9,232	9,107	8,592

NONINTEREST INCOME
Service charges on deposit accounts	453	478	479	449	469
Investment securities gain on sale, net	—	—	398	—	488
Equity securities, unrealized gain	18	—	—	—	—
Earnings on bank-owned life insurance	112	115	109	98	109
Gains on sale of loans	4	106	255	231	234
Other income	199	219	200	211	211

Total noninterest income	786	918	1,441	989	1,511

NONINTEREST EXPENSE
Salaries and employee benefits	3,979	3,134	3,725	3,203	3,696
Occupancy expense	536	449	476	433	488
Equipment expense	233	261	242	266	281
Data processing costs	477	416	468	588	320
Ohio state franchise tax	115	186	186	186	186
Federal deposit insurance expense	150	165	165	135	68
Professional fees	445	522	434	423	373
Net (gain) loss on other real estate owned	(1)	(58)	18	15	55
Advertising expenses	228	161	248	164	248
Core deposit intangible amortization	91	98	101	103	72
Merger expense	—	28	338	307	387
Other expense	1,092	855	896	881	1,093

Total noninterest expense	7,345	6,217	7,297	6,704	7,267

Income before income taxes	3,133	4,073	3,376	3,392	2,836
Income taxes	528	1,687	914	885	736

NET INCOME	$2,605	$2,386	$2,462	$2,507	$2,100

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

(Dollar amounts in thousands, except per share amount)

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Per common share data
Net income per common share - basic	$0.81	$0.73	$0.77	$0.84	$0.78
Net income per common share - diluted	$0.80	$0.73	$0.76	$0.83	$0.78
Dividends declared per share	$0.33	$0.27	$0.27	$0.27	$0.27
Book value per share (period end)	$37.28	$37.25	$36.86	$36.49	$35.42
Tangible book value per share (period end) (2) (3)	$31.78	$31.71	$31.21	$30.77	$28.76
Dividends declared	$1,063	$868	$867	$867	$756
Dividend yield	2.69%	2.24%	2.34%	2.14%	2.39%
Dividend payout ratio	40.81%	36.38%	35.22%	34.58%	36.00%
Average shares outstanding - basic	3,220,262	3,215,300	3,212,335	3,000,451	2,679,816
Average shares outstanding - diluted	3,238,069	3,231,791	3,223,753	3,014,140	2,692,015
Period ending shares outstanding	3,222,984	3,217,716	3,214,737	3,211,748	2,803,557

Selected ratios
Return on average assets	0.94%	0.86%	0.90%	0.94%	0.84%
Return on average equity	8.73%	7.72%	8.12%	9.34%	8.73%
Return on average tangible common equity (2) (4)	10.23%	9.05%	9.57%	11.30%	10.49%
Yield on earning assets	4.57%	4.51%	4.52%	4.45%	4.45%
Cost of interest bearing liabilities	1.03%	0.89%	0.92%	0.83%	0.78%
Net interest spread	3.54%	3.62%	3.60%	3.62%	3.67%
Net interest margin	3.82%	3.84%	3.81%	3.80%	3.84%
Efficiency (1)	67.00%	55.58%	63.96%	63.30%	68.58%
Equity to assets at period end	10.86%	10.83%	10.96%	10.94%	9.29%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income
(2)	See reconciliation of non-GAAP measures below
(3)	Calculated by dividing tangible common equity by shares outstanding
(4)	Calculated by dividing annualized net income for each period by average tangible common equity

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
End of Period Loan Balances	2018	2017	2017	2017	2017
Commercial and industrial	$99,809	$101,346	$99,314	$97,160	$91,777
Real estate - construction	48,687	47,017	40,760	35,571	29,238
Real estate - mortgage:
Residential	316,856	318,157	316,191	308,519	300,508
Commercial	448,766	437,947	403,135	406,670	395,102
Consumer installment	18,256	18,746	19,141	19,944	20,533

Total	$932,374	$923,213	$878,541	$867,864	$837,158

	March 31,	December 31,	September 30,	June 30,	March 31,
Asset quality data	2018	2017	2017	2017	2017
(Dollar amounts in thousands)
Non-accrual loans	$8,747	$8,433	$8,525	$10,213	$6,545
Troubled debt restructuring	9,071	4,982	5,608	5,990	5,515
90 day past due and accruing	—	—	268	199	35

Non-performing loans	17,818	13,415	14,401	16,402	12,095
Other real estate owned	212	212	557	650	1,634

Non-performing assets	$18,030	$13,627	$14,958	$17,052	$13,729

Allowance for loan losses	$7,551	$7,190	$6,852	$6,605	$6,720
Allowance for loan losses/total loans	0.81%	0.78%	0.78%	0.76%	0.80%
Net charge-offs (recoveries):
Quarter-to-date	$(151)	$92	$33	$285	$43
Net charge-offs to average loans, annualized
Quarter-to-date	-0.06%	0.04%	0.02%	0.13%	0.02%
Nonperforming loans/total loans	1.91%	1.45%	1.64%	1.89%	1.44%
Allowance for loan losses/nonperforming loans	42.38%	53.60%	47.58%	40.27%	55.56%
Nonperforming assets/total assets	1.63%	1.23%	1.38%	1.59%	1.28%

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity	For the Three Months Ended
(Dollar amounts in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
(Average shares outstanding - diluted)	2018	2017	2017	2017	2017
Stockholders’ Equity	$120,152	$119,863	$118,494	$117,202	$99,315
Less Goodwill and other intangibles	17,729	17,820	18,147	18,383	18,697

Tangible Common Equity	$102,423	$102,043	$100,347	$98,819	$80,618

Average Stockholders’ Equity	$121,001	$122,586	$120,310	$107,615	$97,585
Less Average Goodwill and other intangibles	17,773	17,987	18,251	18,633	16,402

Average Tangible Common Equity	$103,228	$104,599	$102,059	$88,982	$81,183